Exhibit 10.9
HOTEL MANAGEMENT AGREEMENT
     THIS HOTEL MANAGEMENT AGREEMENT (“Agreement”) is made and entered into this ___day of ___2010 (“Effective Date”) by and between [Chatham Lodging Trust TRS Subsidiary] (“Lessee”), a ___, with a principal place of business at                                                             , and Island Hospitality Management II, Inc. (“Manager”), a Florida corporation with a principal place of business at 50 Cocoanut Row, Suite 200, Palm Beach, Florida 33480.
PRELIMINARY STATEMENT
     A. Lessee is the lessee of the Hotel pursuant to the Lease, as well as party to a Franchise Agreement governing the operation of the Hotel, all as described and identified in Schedule I hereto.
     B. Manager is an independent contractor engaged in the management of hotels throughout the United States, and Manager is experienced in the various phases of hotel operations.
     C. Lessee desires to utilize the services and experience of Manager in connection with the operation of the Hotel, and Manager desires to render such services, all upon the terms and conditions hereinafter set forth.
     D. Therefore, in consideration of the mutual promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows.
ARTICLE 1
APPOINTMENT AND TERM
     1.01. Appointment. Lessee hereby appoints Manager as the exclusive manager of the Hotel with the right and obligation to direct, supervise, manage, and operate the Hotel on the terms set forth herein throughout the entire duration of the Term. Manager hereby accepts such appointment and agrees to direct, supervise, manage, and operate the Hotel on the terms set forth herein throughout the entire duration of the Term.
     A. Term. Subject to the early termination rights of the parties as set forth herein, the initial term of this Agreement (the “Initial Term”) will commence at 12:01 A.M. on the date identified on Schedule I (the “Commencement Date”) and continue for sixty (60) calendar months following the first full month of operations, and terminate at 11:59 on the last day of the month at the conclusion of said period (the “Initial Term Expiration Date”). Unless Manager otherwise provides written notice to Lessee by not later than ninety (90) days prior to the any Term Expiration Date, and provided that Manager is not in default hereunder, the Initial Term shall automatically be extended for up to two (2) extension terms (each, an “Extension Term”) of similar duration. The Initial Term and any Extension Term may be collectively referred to herein as the “Term.”
     B. Early Termination by Lessee for Cause. Notwithstanding the given duration of the Term, Lessee may terminate this Agreement for cause as follows.
     1) Expense Test Failure. If, as of the end of any Fiscal Year during the Term, other than the partial Fiscal Year of the Initial Term, Manager exceeds the aggregate expenses budgeted for the Hotel as set forth in the Annual Plan for such Fiscal Year by an amount greater than or equal to five percent (5%), except as may be necessitated by Force Majeure, then there shall be an “Expense Test Failure” under this Agreement. The existence of an Expense Test Failure for any Fiscal Year shall be determined on the basis of the annual reports to be furnished pursuant to Section 5.03(A) of this Agreement.
Island Hospitality Management II, Inc.
Hotel Management Agreement
(Hotel Name)

Exhibit 10.9
     2) Market Decline Failure. If, as of the end of any Fiscal Year during the Term, other than the partial Fiscal Year of the Initial Term, (i) the RevPar Yield Index of the Hotel shall be more than fifteen (15) percentage points (the “Decline Percentage”) below ___% (i.e., the Hotel’s RevPar Yield Index as of the Effective Date of this Agreement) (the “RevPar Index Baseline”) and (ii) the RevPar Yield Index shall be below ninety-five percent (95%), such combined decline shall constitute a “Market Decline Failure” under this Agreement. As used herein, “RevPar Yield Index” when used with respect to the Hotel, shall mean the percentage amount obtained by dividing the RevPar of the Hotel by the RevPar of the Competitive Set, with the term “RevPar” having the meaning ascribed to it in the Smith Travel Trends Report, Star Report, produced by Smith Travel Research. Lessee and Manager shall work in good faith to determine any additions and deletions to the Hotel’s Competitive Set, and any resulting resetting of the RevPar Index Baseline as necessary to reflect any such changed circumstances, on or before December 15 of each Fiscal Year, with such changes to be applicable to the following Fiscal Year. In the event Lessee and Manager cannot agree to the Hotel’s Competitive Set or the RevPar Index Baseline changes by December 15 of any Fiscal Year, such disputed items shall be determined by Smith Travel Research, or, if it refuses or is unable to do so, by arbitration as provided herein. The costs of resetting the Hotel’s Competitive Set or RevPar Index Baseline shall be borne equally by the parties. The existence of a Market Decline Failure shall be determined on the basis of the Star Report which contains a full calendar year calculation of the RevPar Yield Index of the Hotel. If the Star Report is no longer published or does not contain sufficient information for the determination of a Market Decline, the existence of a Market Decline Failure shall be instead determined using the methodology employed by the Star Report, from information on the RevPar Yield Index of the Hotel contained in any other publication reasonably selected by Lessee and recognized by the hotel industry as being an authoritative source of such information, or if no such publication exists, from an analysis of the RevPar Yield Index of the Hotel conducted at the joint expense of the parties by a nationally recognized accounting firm or other mutually agreeable entity with a hospitality division of which neither Lessee nor any affiliate of Lessee, nor Manager nor any affiliate of Manager, is a significant client. Lessee’s right to terminate this Agreement as a result of a Market Decline Failure shall be subject to Manager’s right to cure such Market Decline Failure with respect to the relevant Fiscal Year, by providing to Lessee, during the Notice Period, a cash payment equal to the difference between (a) Lessee’s Priority that would have been paid if the Gross Revenues for such Fiscal Year equaled the amount necessary to cause the RevPar Yield Index for the Fiscal Year to be ninety-five percent (95%), less (b) Lessee’s Priority paid for such Fiscal Year. Manager may only cure a Market Decline Failure (i) if it cures a Profit Decline Failure in the same Fiscal Year (ii) on account of two (2) Fiscal Years during the Initial Term, and, if applicable, one (1) Fiscal Year during any Extension Term.
     3) Profit Decline Failure. If, with respect to any Fiscal Year during the Term other than the partial Fiscal Year of the Initial Term, the ratio of Operating Profit to Gross Revenues (the “GOP Percentage”) is five (5) percentage points less than the ratio of Operating Profit to Gross Revenues actually achieved in the prior Fiscal Year (“Prior Year GOP Percentage”), such event shall constitute a “Profit Decline Failure” under this Agreement. The existence of a Profit Decline Failure shall be determined on the basis of the annual reports to be furnished pursuant to Section 5.03(A) of this Agreement. Lessee’s right to terminate this Agreement as a result of a Profit Decline Failure shall be subject to Manager’s right to cure the Profit Decline Failure with respect to the relevant Fiscal Year by providing to Lessee, during the Notice Period, a cash payment equal to fifty percent (50%) of the amount by which expenses would have had to be reduced in order to have produced a GOP Percentage five (5) percentage points less than the prior year GOP Percentage. Manager may only cure a Profit Decline Failure (i) if it cures a Market Decline Failure in the same Fiscal Year and (ii) on account of two (2) Fiscal Years during the Initial Term, and, if applicable, one (1) Fiscal Year during any Extension Term.
     4) Consecutive Uncured Failures. If during any two (2) consecutive Fiscal Years any two (or more) of the following occur: (1) an Expense Test Failure; (2) a Market Decline Failure; or (3) a Profit Decline Failure, and if Manager does not elect to avoid termination by curing the same as provided for herein (to the extent such cure applies) then Lessee shall have the right, at its sole option, to
Island Hospitality Management II, Inc.
Hotel Management Agreement
(Hotel Name)

Exhibit 10.9
terminate this Agreement upon sixty (60) days’ notice (the “Notice Period”) to Manager, in which event Manager shall immediately surrender possession of the Hotel to Lessee (or its designee), and, if Manager fails to so surrender, Lessee shall have the right, without notice, to enter upon and take possession of the Hotel and to expel or remove Manager and its effects without being liable for prosecution or any claim for damages therefore. Manager shall, and hereby agrees, to indemnify Lessee for the total of: (1) in the event that Manager does not promptly surrender possession of the Hotel, the reasonable costs of recovering possession of the Hotel and all other losses, liabilities and reasonable expenses incurred by Lessee in connection with Manager’s failure to surrender; (2) the unpaid Available Cash Flow due to Lessee (or its designee) as of the date of termination, plus interest at the Overdue Rate accruing after the due date; and (3) all other sums of money then owed by Manager to Lessee hereunder. Lessee’s option to terminate this Agreement under this Section shall be exercised by serving written notice thereof on Manager within ninety (90) days after the later of: (A) the receipt by Lessee of the annual reports to be furnished pursuant to Section 5.03(A) of this Agreement for such second (2nd) consecutive Fiscal Year and (B) with respect to the Market Decline, the date of publication of information regarding the RevPar Index of the hotels within the Competitive Set, if applicable. Lessee’s failure to exercise its right to terminate this Agreement pursuant to this Section shall not be deemed an estoppel or waiver of Lessee’s right to terminate this Agreement as to any other specific period of two (2) consecutive Fiscal Years to which this Section may apply.
     5) Exceptions for Unavoidable Occurrences. Notwithstanding anything to the contrary contained herein, Lessee’s right to terminate this Agreement pursuant to Section 1.01.B. shall be eliminated with respect to any given Fiscal Year to the extent that the termination right is attributable to any of the following “Unavoidable Occurrences” (i) a Force Majeure Event; provided that the same materially and disproportionately impacts the Hotel as compared to other hotels in the Competitive Set: (ii) Major Capital Improvements at the Hotel which result in forty percent (40%) or more of the Hotel rooms being out of service for more than one hundred twenty (120) days; (iii) any taking by eminent domain which materially and adversely affects the Operating Profit of the Hotel; or (iv) failure by Lessee to provide capital as required by the terms of this Agreement.
     C. Early Termination Upon Sale. Notwithstanding the foregoing, Lessee may terminate this Agreement at any time upon: (i) a sale of the Hotel; or (ii) any sale or transfer of a majority of the beneficial interest of Lessee or Owner (provided that such sale or transfer is to a bona fide third party or parties and not to an Affiliate or Affiliates of either Lessee or Owner) by giving Manager not less than six (6) months’ prior written notice of its intent to terminate this Agreement for either of the foregoing reasons.
     1.03. Franchise Agreement. Subject to Lessee’s fulfillment of the obligations set forth in the second sentence of this Section 1.03 (to the extent that the same may apply), during the Term, the Hotel shall be managed and operated in strict compliance with the terms and conditions of the Franchise Agreement (including but not limited to all terms and conditions regarding confidentiality and operation of the Hotel), and Manager shall at all times comply with the Franchise Agreement and advise and assist Lessee in the performance and discharge of its covenants and obligations thereunder. Lessee shall comply with any capital expenditure, product improvement plan, operating standard changes or other requirements imposed from time to time by the Franchisor under the Franchise Agreement, the cost of which shall be paid in accordance with this Agreement. In the event of any conflicts between any provisions of this Agreement and the Franchise Agreement, the provision of the Franchise Agreement shall control. Lessee acknowledges that Franchisor shall have the right to communicate directly with Manager regarding day-to-day operation of the Hotel but copies of all written communications shall be promptly supplied to Lessee and Manager shall prepare and promptly submit summaries of all oral communications with Franchisor that occur regarding matters or policies respecting hotel operations or expenditures that under the terms of this Agreement require consultation with or the approval of Lessee or are otherwise material to the operation of the Hotel.
     1.04. Manager’s Representations and Covenants regarding Status as an Eligible Independent Contractor. Manager warrants and represents that as of the Effective Date, Manager qualifies as an “eligible independent contractor” as defined in Section 856(d)(9) of the Internal Revenue Code of 1986, as amended (the “Code”). From the Commencement Date until the end of the Term, Manager covenants that it shall satisfy the following requirements:
Island Hospitality Management II, Inc.
Hotel Management Agreement
(Hotel Name)

Exhibit 10.9
     (i) Manager shall not permit wagering activities to be conducted at or in connection with the Hotel by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with the Hotel;
     (ii) Manager shall not own, actually or constructively (within the meaning of Section 856(d)(5) of the Code), more than thirty-five percent (35%) of the shares of beneficial interest of Chatham Lodging Trust, a Maryland real estate investment trust (“Chatham”);
     (iii) No more than thirty-five percent (35%) of the ownership interest in Manager’s outstanding stock, assets or net profits shall be owned, actually or constructively (within the meaning of Section 856(d)(5) of the Code), by one or more persons owning, actually or constructively (within the meaning of Section 856(d)(5) of the Code), thirty-five percent (35%) or more of the outstanding shares or beneficial interest of Chatham; and
     (iv) Manager shall not sublet the Hotel or enter into any similar arrangement on any basis such that the rental or other amounts to be paid by the sublessee thereunder would be based, in whole or in part, on either: (y) the net income or profits derived by the business activities of the sublessee; or (z) any other formula such that any portion of the rent would fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto.
     (v) Manager shall operate the Hotel such that more than one-half of the dwelling units in the Hotel shall be rented for occupancies of six (6) months or less in duration; and
     (vi) Manager shall be (or shall, within the meaning of Section 856(d)(9)(F) of the Code, be related to a person (a “Related Operator”) that is) actively engaged in the trade or business of operating “qualified lodging facilities” (within the meaning of Section 856(d)(9)(D) of the Code) for a person who is not a “related person” within the meaning of Section 856(d)(9)(F) of the Code) with respect to Chatham or Lessee (“Unrelated Persons”).
     In order to meet the requirement in Section 1.04(vi), Manager agrees that for each calendar year it shall: (a) derive at least 10% of both its revenue and profit from operating “qualified lodging facilities” (within the meaning of Section 856(d)(9)(D) of the Code ) for Unrelated Persons; and (b) comply with any regulations or other administrative guidance under Section 856(d)(9) of the Code with respect to the amount of hotel management business with Unrelated Persons that is necessary to qualify as an “eligible independent contractor” with the meaning of such Code Section. For purposes of the calculation called for by clause (a) of the immediately preceding sentence, Manager may consolidate the operations of any Related Operators. A “qualified lodging facility,” as defined in Section 856(d)(9)(D) of the Code, means a “lodging facility” (defined below), unless wagering activities are conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility. A “lodging facility” is a hotel, motel or other establishment more than one-half of the dwelling units in which are used on a transient basis, and includes customary amenities and facilities operated as part of, or associated with, the lodging facility so long as such amenities and facilities are customary for other properties of a comparable size and class owned by other owners unrelated to Chatham.
Island Hospitality Management II, Inc.
Hotel Management Agreement
(Hotel Name)

Exhibit 10.9
ARTICLE 2
HOTEL OPERATIONS
     2.01. Hotel Management Services. Manager shall provide the following management services throughout the Term, provided that Lessee provides sufficient and adequate funds as required by the terms of this Agreement.
     (A) Franchise Agreement. Manager shall manage and operate the Hotel in accordance with the requirements or the Franchise Agreement.
     (B) Managerial Tasks. Without limiting Section 2.01(A), Manager will perform those activities typically performed by management companies operating comparable facilities, including those activities set forth in Schedule II.
     (C) Establishment of Rates. Manager shall have the right to establish all prices, price schedules, rates and rate schedules, rents, lease charges, and concession charges, all within the parameters of the approved Annual Plan
     (D) Administration of Operating Contracts. Manager shall have the right to negotiate and enter into: (i) leases, licenses, and concession agreements for all public space at the Hotel, including all stores, office space, and lobby space; and (ii) service contracts required in the ordinary course of business in operating the Hotel (the “Operating Contracts”). All Operating Contracts shall be in Lessee’s name and may be executed by Manager on Lessee’s behalf as Lessee’s authorized representative; provided, however, that any Operating Contract subject to the Agreement Limitations set forth in Schedule I shall be subject to Lessee’s consent. Upon termination of this Agreement, Manager shall assign the Operating Contracts to Lessee or the successor manager (unless such assignment is prohibited by the terms thereof), who shall agree to assume liability thereunder. Manager shall sign such documents as are reasonably necessary to effectuate the assignment and assumption of the Operating Contracts, but Lessee shall be responsible for the cost of transferring any licenses or permits to Lessee or the successor manager.
     (E) Administration of Licenses and Permits. Manager shall obtain and maintain all licenses and permits required for the operation of the Hotel (the “Operating Licenses”). The Operating Licenses may be in either party’s name in accordance with or as required by local laws, customs and practices. Upon termination of this Agreement, and except as otherwise provided herein, Manager shall assign the Operating Licenses to Lessee or the successor manager (unless such assignment is prohibited by the terms thereof), who shall agree to assume liability thereunder. Manager shall sign such documents as are reasonably necessary to effectuate the assignment and assumption of the Operating Licenses, but Lessee shall be responsible for the cost of transferring any licenses or permits to Lessee or the successor manager.
     (F) Repairs and Maintenance. Manager shall keep the physical facility of the Hotel in good order and repair, ordinary wear and tear excepted. Except as otherwise provided in the provisions of this Agreement pertaining to hazard insurance, condemnation proceeds, and Capital Replacements, Manager shall undertake necessary and appropriate maintenance, repairs, replacements, and improvements to the Hotel. Maintenance and repair costs shall be deemed an Operating Expense, provided that the same are not related to Capital Replacements, which shall be funded separately by Lessee. All repairs shall, to the extent reasonably achievable, be substantially equivalent in quality to the original work. Manager will not take or omit to take any action, the taking or omission of which might materially impair the value or the usefulness of the Hotel or any part thereof for its Primary Intended Use. Manager shall maintain accurate records of all repair and maintenance activities.
     (F) Cleanliness. Manager shall maintain the Hotel (interior and exterior), including all public and back of the house areas, at a high level of cleanliness in accordance with the brand standards of Franchisor.
Island Hospitality Management II, Inc.
Hotel Management Agreement
(Hotel Name)

Exhibit 10.9
     2.02. Employees.
     (A) General Manager and Other Employees. Manager shall select a general manager for the Hotel, provided that Manager’s selection shall be subject to Lessee’s approval. Manager will select all other department heads for the Hotel as well as all other personnel which Manager determines in its reasonable discretion to be necessary for the operation of the Hotel (collectively “Employees”). The general manager approved by Lessee may not be transferred to another hotel or similar property managed by Manager which is not owned or leased by an affiliate of Lessee, unless such transfer is first approved by Lessee, provided that the same shall not be unreasonably withheld.
     (B) Terms of Employment. Manager shall establish and implement the terms of employment for all Employees, including but not limited to compensation, bonuses, fringe benefits, discharge, and replacement. Each Employee shall be the employee of Manager and not of Lessee, and every person performing services in connection with this Agreement shall be acting as an employee of and shall be on the payroll of Manager (or an Affiliate of Manager) and not of Lessee (or any Affiliate of Lessee). Employee wages and related costs shall be funded from Gross Revenues or other funds in the Hotel Accounts, and the same shall be treated as an Operating Expense. In the event that Gross Revenues or funds in the Hotel Account(s) are insufficient to meet such obligations, then Lessee shall, immediately upon Manager’s demand therefor, fund the same by wire transfer. Lessee shall defend, indemnify, and hold Manager harmless from and against any and all claims, losses, damages, or liabilities which may arise as a result of any failure or refusal to provide such funds. The obligations set forth in the foregoing sentence shall survive any termination of this Agreement.
     (C) Benefits Program. Manager shall enroll the Employees in Manager’s employee benefits program (the “Benefits Program”). Manager will administer the Benefits Program in the same manner that it administers the Benefits Program at the other hotels it operates, subject to local laws, customs and practices. The Hotel will be charged as an Operating Expense the cost of such Benefits Program under the same formula used to calculate the cost charged to other hotels managed by Manager.
     (D) Labor Relations. Manager shall respond to organizational efforts by unions and shall negotiate and implement collective bargaining agreements with such unions on Lessee’s behalf. With respect to Manager’s employees, Manager will control the terms of any union agreements and will not be required to take actions which will unreasonably increase Manager’s liabilities hereunder. Upon termination of this Agreement, Lessee will assume Manager’s obligations under any such collective bargaining agreements with respect to the Hotel.
     (E) Employee Claims. Manager shall pay from its own funds, and not from Gross Revenues, for any employment practices claim which is: (i) directly attributable to a substantial violation on Manager’s behalf of the standards of responsible employment practices as generally practiced by operators of similar hotels in the general geographic area of the Hotel; and (ii) the direct result of corporate policies of Manager that either encourage or fail to discourage the conduct which gave rise to such claim and is not the isolated act of an individual employee. Manager shall indemnify, defend, and hold harmless Lessee from and against any fines or judgments arising out of such conduct, and all litigation expenses (including reasonable attorneys’ fees) incurred in connection with such a claim. All other such claims shall be accounted for as Operating Expenses.
ARTICLE 3
ANNUAL PLAN AND MARKETING PLAN
     3.01. Preparation and Submission. Manager will submit to Lessee, for its approval, by not later than the dates indicated below (unless otherwise agreed by the parties) the proposed annual plan for the Hotel (the “Annual Plan”), as well as a marketing plan (the “Marketing Plan”). Manager shall submit to Lessee by no later than thirty (30) days after the Commencement Date of this Agreement for the first partial Operating Year and by no later than November 1 of each following Operating Year a draft of the Marketing Plan. Lessee acknowledges that the marketing plan for the first partial Operating Year shall not be a new plan but shall be
Island Hospitality Management II, Inc.
Hotel Management Agreement
(Hotel Name)

Exhibit 10.9
a copy of the Marketing Plan in effect as of the Commencement Date. Manager shall submit to Lessee by no later than thirty (30) days after the Commencement Date for the first partial Operating Year and by no later than December 1 of each following Operating Year, a statement of the estimated Gross Revenues, Operating Expenses and Gross Operating Profit for the next Operating Year, including Manager’s good faith reasonable assumptions as to payroll costs, room rates and occupancies, which will reflect the estimated results of the operation during each month of the Operating Year (the “Preliminary Operating Budget”). By no later than February 15 of each following Operating Year, Manager shall submit a revised and trued statement which takes into account Hotel operations for the prior month of December (the “Final Operating Budget”). If requested by Lessee, the Annual Plan for each Operating Year shall include Manager’s recommended outlays for the renovation and improvement of the Hotel, including the acquisition of fixed assets such furnishings, fixtures and equipment, as well as any other recommended capital expenditures (the “Capital Plan”), provided that the costs of preparing any Capital Plan shall be deemed an Operating Expense.
     In preparing all budgets and forecasts and the estimated profit and loss statements comprising the Annual Plan, Manager will use its good faith reasonable judgment and will base its estimates upon the most recent and reliable information available, taking into account the location of the Hotel and Manager’s experience in hotel operations. Manager expressly disclaims any warranty of or representations as to any results of operations of the Hotel or achievement of the goals of the Annual Plan.
     3.02. Lessee’s Approval. Within thirty (30) days following submission of any components of the Annual Plan to Lessee, Lessee shall give Manager written notice either: (a) that Lessee approves such component of the Annual Plan; or (b) indicating with reasonable specificity the respects in which Lessee objects to such component of the Annual Plan; provided, however, that Lessee’s approval rights shall not apply with respect to non-discretionary budget items. In the latter event, Lessee and Manager shall act promptly, reasonably, and in good faith resolve Lessee’s objections. In the event that Lessee and Manager fail to reach agreement with respect to any material component of the Operating Budget or Annual Plan within thirty (30) days after receipt of Lessee’s written notice, the same shall be resolved in accordance with the dispute resolution procedures provided herein. Pending the results of such arbitration or the earlier agreement of the parties, (i) as to any matters in the Final Operating Budget or Annual Plan which have not been agreed upon, the Hotel will be operated in a manner reflecting the prior Operating Year’s actual results adjusted by multiplying said number by the number obtained by dividing the average CPI for the twelve months ended on September 30 of the most recently completed Operating Year by the average CPI for the twelve months ended on September 30 of the prior Operating year, until a new Operating Budget is adopted. In the event Lessee fails to deliver the notice set forth in this Section 3.02 within the required time period, the component of the Annual Plan at issue shall be deemed approved.
     3.03. Compliance with Annual Plan. Manager will use good faith reasonable efforts to comply with and operate the Hotel in accordance with the approved Annual Plan and will not incur any material additional expense, nor shall Manager materially change the manner of operation of the Hotel, without the written approval of Lessee, except in the event of an emergency as provided in Section 3.05 hereof.
     3.04. Agreement Limitations. Except as provided in Section 2.01, Manager will not enter into any commitment on behalf of Lessee requiring payments of amounts in excess of the amount set forth on Schedule I or requiring performance over a time period in excess of the period set forth on Schedule I without the prior written approval of Lessee. Manager shall make no payments to its Affiliates as Operating Expenses hereunder unless expressly set forth in the Operating Budget or otherwise expressly agreed to in writing by Lessee in advance, in either case, after full written disclosure by Manager to Lessee of the affiliation, competitive pricing, and any other related information requested by Lessee. Manager may provide Hotel rooms at the Hotel on a complimentary basis without charge or other consideration to employees of Manager or its Affiliates visiting the Hotel from outside the area in which the Hotel is located
     3.05. Emergencies. The limitations of Section 3.04 shall not apply to emergency repairs or emergency actions. For the purposes of this Section 3.05, an emergency means an unforeseen circumstance (including any unforeseen or unknown legal requirements, provided that such requirements would not be reasonably foreseeable or unknown to a prudent, experienced management company similarly situated to Manager and
Island Hospitality Management II, Inc.
Hotel Management Agreement
(Hotel Name)

Exhibit 10.9
possessing a high degree of management experience) that in the opinion of Manager requires immediate action which cannot be delayed in order to minimize damage to the Hotel or injury to any person or property, provided that Manager shall give Lessee immediate notice of any such emergency action.
ARTICLE 4
HOTEL ACCOUNTS; MAINTENANCE OF MINIMUM BALANCE
     4.01. Hotel Bank Accounts. Manager will select all banks with which the Hotel will conduct its various banking affairs, subject however, to Lessee’s approval. Manager will have no liability for any loss to Lessee as a result of any bank insolvency or failure or as a result of any negligence or misconduct of the Bank or its employees. All funds received in the operation of the Hotel will be deposited into one or more special accounts bearing the name of the Hotel (the “Hotel Accounts”) in the banks so selected. Subject to the provisions of Article 7, all amounts in the Hotel Accounts are the property of Lessee. The Lessee’s funds will not be co-mingled with funds of Manager or funds of other Hotels managed by Manager which are not owned or leased by affiliates of Lessee. Moreover, Lessee’s funds will not be commingled with the funds of other Hotels owned or leased by Lessee or the landlord under the Lease in the event that such commingling is forbidden by any third party lender with a secured interest in the Hotel, provided, however, that in the event that such prohibition causes Manager to incur material, recurring costs in connection with keeping such funds separate, then such costs shall be charged to the Hotel as an Operating Expense.
     4.02. Minimum Balance. Upon establishment of the Hotel Accounts, the sum set forth on Schedule I and designated as the Minimum Balance (the “Minimum Balance”) will be deposited in the Hotel Accounts by Lessee and will be maintained by Lessee throughout the Term. Any additional funds necessary to maintain the Minimum Balance will be funded by Lessee no later than one (1) business day following receipt of a notice to that effect from Manager.
ARTICLE 5
BOOKS AND RECORDS
     5.01. Maintenance of Books and Records. Manager will keep complete and adequate books of account and such other records as are necessary to reflect the results of the operation of the Hotel on a calendar year basis. Manager will keep the books and records for the Hotel in all material respects in accordance with GAAP and the Uniform System of Accounts (where applicable), on an accrual basis.
     5.02. Location, Examination, and Inspection. Except for the books and records which may be kept in Manager’s home office or other suitable location pursuant to the adoption of a central billing system or other centralized service, the books of account and all other records relating to or reflecting the operation of the Hotel will be the property of Lessee and will be kept at the Hotel. All books and records will be available to Lessee and its representatives upon reasonable request for examination, inspection and transcription.
     5.03. Reports to Lessee.
     (A) Manager shall deliver to Lessee, by not later than the twentieth (20th) day of each month: (i) a profit and loss statement in the form of that set forth in Schedule III showing the results of operation of the Hotel for the prior month and the year to date, with a comparison to the budgets contained in the then current Annual Plan and to prior year results; (ii) a current balance sheet; (iii) other reports similar to those produced by Manager or its Affiliates for hotels they manage. Manager shall also deliver to Lessee, by not later than the twentieth (20th) day of each quarter quarterly forecasts for Gross Revenues, Operating Expenses, and Gross Operating Profit for the remainder of the Operating Year. In addition, Manager shall deliver to Lessee, by not later than the thirtieth (30th) day after the close of each Operating Year, (i) a profit and loss statement showing the results of operation of the Hotel for such Operating Year; (ii) a balance sheet for the Hotel as of the close of such Operating Year; and (iii) the Gross Revenues, Operating Expenses and Gross Operating Profit for such Operating Year.
Island Hospitality Management II, Inc.
Hotel Management Agreement
(Hotel Name)

Exhibit 10.9
     (B) Manager shall, if Lessee elects to conduct an audit, cooperate with the independent certified public accountant selected by Lessee so as to allow such independent public accountant to deliver audited financial statements to Lessee within ninety (90) days after the end of each Operating Year. Costs of such audit and of the audited financial statements or any other reports prepared by such independent certified public accountant, if and when requested by Lessee, will be an expense borne by Lessee and shall not be deemed an Operating Expense.
     (C) At Lessee’s request, Manager will further deliver such additional financial reports as may be reasonably requested by Lessee or required by third parties. All reasonable costs in producing these reports will be borne by Lessee and will be coordinated by Manager and shall not be deemed an Operating Expense.
     (D) At Lessee’s request, Manager shall meet with Lessee via conference call or in person to discuss the operating results of the Hotel on a quarterly basis and will comply with all reasonable requests to meet with Lessee to discuss other issues.
     5.04. Final Accounting. Upon termination of this Agreement for any reason, Manager will promptly deliver to Lessee, but will be permitted to retain copies of, the following:
     (A) A final accounting, reflecting the balance of income and expenses of the Hotel as of the date of termination;
     (B) Any balance or moneys in the Hotel Accounts, or elsewhere, held by Manager with respect to the Hotel (after payment or reservation with respect to all committed obligations) will be distributed in accordance with the formula set forth in Section 6.01, provided that Manager shall retain reasonable reserves in such amounts and for such time as may be required to provide for contingent liabilities related to Manager’s operation of the Hotel; and
     (C) All books and records of the Hotel (including data stored as electronic computer files), and all contracts, bookings, reservations, leases, receipts for deposits, unpaid bills, and other records, papers or documents which pertain to the Hotel, and duplicate copies of the personnel records of Employees (subject to applicable legal restrictions).
     5.05. Form of Reports. All reports will be in Manager’s customary detail and form and will be transmitted electronically to Lessee.
ARTICLE 6
MANAGEMENT FEES AND OPERATING EXPENSES
     6.01. Management Fees. In consideration of the services which it shall provide pursuant to this Agreement, Lessee shall pay Manager a Base Management Fee, an Incentive Management Fee (if, as, and when the same is due), and an Accounting and Revenue Management Fee, all of which may be collectively referred to herein as the “Management Fees.”
     (A) Base Management Fee. In consideration of the services to be performed during the Term by Manager, Lessee shall pay Manager a periodic base management fee (“Base Management Fee”) as provided in Schedule I, which shall be paid to Manager (i.e., retained by Manager from the Hotel Accounts as provided below) at such time as the final monthly report for such month is submitted to Lessee pursuant to Section 5.04.
     (B) Incentive Management Fee. In addition to the Base Management Fee and in consideration of the services to be performed during the Term, Lessee shall pay Manager for each Year (or partial Year), an incentive fee (“Incentive Management Fee”), at the times and in the amounts designated on Schedule I.
     (C) Accounting and Revenue Management Fee. In addition to the Base Management Fee and Incentive Management Fee, and in consideration of the accounting and revenue management services to
Island Hospitality Management II, Inc.
Hotel Management Agreement
(Hotel Name)

Exhibit 10.9
be provided by Manager as detailed in Schedule II, Lessee shall pay Manager a periodic accounting and revenue management fee (“Accounting Fee”) as provided in Schedule I, which shall be paid to Manager in advance, on a monthly basis, (i.e., retained by Manager from the Hotel Accounts as provided below).
     6.02. Operating Expenses. In addition to the Management Fees set forth above, Lessee will reimburse Manager for all costs and expenses incurred by Manager for Lessee’s account in relation to the Operation of the Hotel (the “Operating Expenses”), which shall include but not be limited to the following:
     (A) The salaries and wages, including costs of payroll taxes, bonuses, retirement plan contributions, fringe benefits, and related payroll items incurred with respect to Manager’s employees assigned to the Hotel;
     (B) Expenses for shared services and purchases (equitably allocated to each hotel benefiting from the shared services or purchases in a manner consistent with Manager’s allocation policy uniformly applied to all hotels which it manages) and reflected in the Annual Plan;
     (C) All reasonable travel expenses, meals and customary out of pocket expenses (i.e., telephone, fax and postage) for Manager’s home office personnel to the extent directly allocable to the Hotel and not to other business for such home office personnel and the salaries of such personnel for such time as such personnel are located at the Hotel and are performing exclusive full time services for the benefit of the Hotel;
     Operating Expenses shall be paid out of Gross Revenues (or, if necessary, withdrawn from Working Capital in the Hotel Accounts) by no later than the date of the payment of the Base Management Fee. Manager shall retain the Base Management Fee each month from Gross Revenues.
     6.03. Purchasing, Rebates and Discounts.
     (A) Manager shall purchase, for Lessee’s Account, all Operating Supplies and Equipment necessary to operate the Hotel. Lessee shall have the right to review all national contracts that Manager may have with regard to the purchasing of Operating Supplies and Equipment and may from time to time ask to have any or all of these contracts re-bid with competitive vendors of Lessee’s choice, provided that any fees incurred in breaking such national contracts will be passed along to Lessee as an Operating Expense.
     (B) Lessee will have the unilateral right to choose specific vendors for the purchasing of capital and property improvement plan (“PIP”) items, provided that all such vendors and capital items comply with the Brand Standards of Franchisor. Subject to the foregoing, Manager shall use these vendors with regard to such activities and shall cooperate with such vendors in completing the projects in which they are involved. It is understood that Manager may suggest national vendors for capital or PIP projects. These vendors may be part of the competitive bidding system, but Lessee retains the unilateral right of choice with regard to such vendors (subject to the first sentence of this paragraph).
     (C) All rebates, or other such remuneration to Manager, that derive from any purchasing performed on behalf of Lessee by Manager in the course of the management of the Hotel shall be passed on to Lessee or, at Manager’s discretion, be used to lower the cost of the purchased items. Any such consideration shall be reported to Lessee and allocated on a pro-rata basis among all hotels managed by Manager which benefited from such rebates, provided that a reasonable administration charge may be retained by Manager for the administration of the same.
ARTICLE 7
PAYMENTS AND DISBURSEMENTS
     7.01. Payments by Manager. All Gross Revenues will be deposited in the Hotel Accounts as and when received. Manager is authorized to and shall disburse on a current basis, on behalf of Lessee, funds from the Hotel Accounts (to the extent available) in the following order of priority:
Island Hospitality Management II, Inc.
Hotel Management Agreement
(Hotel Name)

Exhibit 10.9
     (A) Payment of payroll, and payroll taxes, and other employment costs identified in Section 6.02(A);
     (B) Payment of all remaining sales and use taxes, including sales and use taxes on fees and reimbursements to Manager;
     (C) Payment of all other Operating Expenses, including the Management Fees;
     (D) Payment of the cost of the insurance required by this Agreement (other than property insurance, which shall be paid separately by Lessee);
     (E) Amounts in the Hotel Accounts which are in excess of the Minimum Balance shall be disbursed to Lessee.
     7.02. Payments by Lessee. Lessee is solely responsible for and shall pay from its own funds all real and personal property taxes, other impositions, and mortgage debt service payments for the Hotel.
ARTICLE 8
INSURANCE
     8.01. Maintaining Insurance. Lessee (or Manager, where indicated) shall at all times keep the Hotel insured with the kinds and amounts of insurance described in Section 8.03 below and in accordance with the requirements of any mortgage and the Franchise Agreement. All policies of insurance shall be written by qualified, solvent companies which can legally write insurance in the state in which the Hotel is located. The policies must name Lessee and Manager as insured parties, as their interest may appear, with minimum deductibles customary in the industry, but in any event, not greater than $25,000. Losses shall be payable to Lessee except as provided in Section 8.03(D). Subject to Section 8.11 below, any loss adjustment with respect to the insurance coverage set forth in items (A), (B), and (C) of Section 8.03 below shall be made by Lessee. Evidence of insurance shall be deposited with Manager prior to the Commencement Date.
     8.02. Lessee’s Methods of Obtaining Insurance. At its option, Lessee may obtain the required insurance by: (i) procuring the same directly; or (ii) agreeing to coverage under Manager’s blanket policies in accordance with Manager’s proposal at a price established by Manager. Upon and in the event of the selection of Manager’s insurance policy, such policy shall be deemed acceptable to Lessee.
     8.03. Coverage. The policies shall include:
     (A) Building insurance of risks on the “Special Form” or “All Risk Form” in an amount not less than 100% of the then full replacement cost thereof (as defined in Section 8.05 below) or such other amount which is acceptable to Lessee and Manager, and personal property insurance on the “Special Form” or “All Risk Form” in the full amount of the replacement cost thereof;
     (B) Earthquake and, if the Hotel is in the 100-year floodplain, flood insurance in reasonable and adequate amounts as reasonably determined by Lessee;
     (C) Insurance for loss or damage (direct and indirect) from steam boilers, pressure vessels or similar apparatus, now or hereafter installed in the Hotel, in the minimum amount of $10,000,000 or in such greater amounts as are then customary or as may be reasonably determined by Lessee from time to time;
     (D) Loss of income and business interruption insurance on the “Special Form” or “All Risk Form”, in such amounts as Lessee and Manager shall mutually agree, which business interruption proceeds, shall be paid into the Hotel Accounts and distributed in accordance with the formula set forth in Section 7.01;
Island Hospitality Management II, Inc.
Hotel Management Agreement
(Hotel Name)

Exhibit 10.9
     (E) Commercial general liability insurance, with amounts not less than $40,000,000 covering each of the following: bodily injury, death, or property damage liability per occurrence, personal and advertising injury, general aggregate, products and completed operations, and liquor law or “dram shop” liability, if liquor or alcoholic beverages are served at the Hotel, with respect to Lessee and Manager;
     (F) Insurance covering such other hazards and in such amounts as may be customary for comparable properties in the area of the Hotel and is available from insurance companies, insurance pools or other appropriate companies authorized to do business in the state in which the Hotel is located at rates which are economically practicable in relation to the risks covered as may be reasonably determined by Lessee;
     (G) Fidelity bonds with limits and deductibles as may be reasonably determined by Lessee, covering Manager’s employees in job classifications normally bonded under prudent hotel management practices in the United States or otherwise required by law;
     (H) Workers’ compensation insurance coverage for all persons employed by Manager at the Hotel. Such workers’ compensation insurance shall be in accordance with the requirements of applicable local, state and federal law, and shall always be procured and maintained by Manager (provided that the costs thereof shall be deemed an Operating Expense);
     (I) Vehicle liability insurance for owned, non-owned, and hired vehicles, in the amount of $40,000,000;
     (J) Employment practices liability insurance in an amount not less than $2,000,000.00, which shall always be procured and maintained by Manager;
     (K) Such other insurance as Lessee and Manager may reasonably determine for facilities such as the Hotel and the operation thereof, or as Franchisor may require; and
     (L) Crime Coverage in the amount of $500,000, Guest Property and Safe Deposit Liability in the aggregate amount of $25,000 ($1,000 per guest), and Innkeeper’s Liability in the amount of $25,000, which shall always be procured and maintained by Manager.
     8.04. Responsibility for Premiums. All premiums (other than premiums for property insurance) shall be reflected in the approved Annual Plan, paid out of Gross Revenues pursuant to Section 7.01 and deemed an Operating Expense. Premiums for property insurance shall be borne and paid directly by Lessee and shall not be deemed an Operating Expense.
     8.05. Replacement Cost. The term “full replacement cost” as used herein shall mean the actual replacement cost of the Hotel requiring replacement from time to time including an increased cost of construction endorsement, if available, and the cost of debris removal. In the event either party believes that full replacement cost (the then-replacement cost less such exclusions) has increased or decreased at any time during the Term of this Agreement, it shall have the right to have such full replacement cost re-determined.
     8.06. Waiver of Subrogation and Indemnities. All insurance policies carried by Lessee or Manager covering the Hotel, including, without limitation, contents, fire and casualty insurance, shall expressly waive any right of subrogation on the part of the insurer against the other party. The parties hereto agree that their policies will include such waiver clause or endorsement so long as the same are obtainable without extra cost, and in the event of such an extra charge the other party, at its election, may pay the same, but shall not be obligated to do so.
     8.07. Form Satisfactory. All of the policies of insurance referred to in this Section 8 shall be written in a form, with deductibles and by insurance companies reasonably satisfactory to the party to whom the benefit of the insurance runs in accordance with the terms of this Agreement. Lessee shall deliver such policies or certificates thereof to Manager prior to their effective date (and, with respect to any renewal policy, thirty (30) days prior to the expiration of the existing policy), and in the event of the failure of Lessee to effect such
Island Hospitality Management II, Inc.
Hotel Management Agreement
(Hotel Name)

Exhibit 10.9
insurance as herein called for, or to deliver such policies or certificates thereof to Manager at the times required, Manager shall be entitled, but shall have no obligation, to effect such insurance, the premiums for which will be paid in accordance with Section 8.04. Each insurer mentioned in this Section 8 shall agree, by endorsement of the policy or policies issued by it, or by independent instrument, that it will give to Lessee and Manager thirty (30) days’ written notice before the policy or policies in question shall be materially altered, allowed to expire or canceled.
     8.08. Increase in Limits. If either Lessee or Manager at any time deems the limits of the personal injury or property damage under the comprehensive public liability insurance then carried to be either excessive or insufficient, Lessee and Manager shall endeavor in good faith to agree on the proper and reasonable limits for such insurance to be carried and such insurance shall thereafter be carried with the limits thus agreed on until further changed pursuant to the provisions of this Article 8.
     8.09. Blanket Policy. Notwithstanding anything to the contrary contained in this Article 8, Lessee may bring the insurance provided for herein within the coverage of a so-called blanket policy or policies of insurance carried and maintained by Lessee; provided, however, that the coverage afforded to Lessee and Manager will not be reduced or diminished or otherwise be different from that which would exist under a separate policy meeting all other requirements of this Agreement by reason of the use of such blanket policy of insurance, and provided further that the requirements of this Article 8 are otherwise satisfied.
     8.10. Separate Insurance. Lessee shall not on Lessee’s own initiative or pursuant to the request or requirement of any third party, take out separate insurance concurrent in form or contributing in the event of loss with that required in this Article to be furnished, or increase the amount of any then-existing insurance by securing an additional policy or additional policies, unless all parties having an insurable interest in the subject matter of the insurance, including in all cases Manager, are included therein as additional insured, and the loss is payable under such additional separate insurance in the same manner as losses are payable under this Agreement. Lessee shall immediately notify Manager that Lessee has obtained any such separate insurance or of the increasing of any of the amounts of the then existing insurance.
     8.11. Reports on Insurance Claims. Manager, with the assistance of Lessee, shall promptly investigate and make a complete and timely written report to the appropriate insurance company as to all accidents, claims for damage relating to the ownership, operation, and maintenance of the Hotel, any damage or destruction to the Hotel and the estimated cost of repair thereof and shall prepare any and all reports required by any insurance company in connection therewith. All such reports shall be timely filed with the insurance company as required under the terms of the insurance policy involved, and a final copy of such report shall be furnished to Lessee. Manager shall not adjust, settle, or compromise any insurance loss, or execute proofs of such loss with respect to any casualty or other event without the prior written consent of Lessee.
     8.12. Deductibles to be Operating Expenses. Any and all deductibles, self insured retentions or similar costs paid toward insurance claims shall be deemed Operating Expenses.
ARTICLE 9
INDEMNITIES
     9.01. Indemnification of Manager. Lessee will defend, indemnify and hold Manager harmless from and against any and all actions, suits, claims, penalties, losses, liabilities, damages and expenses, including attorney’s fees, arising out of Manager’s performing the services to be performed by Manager in accordance with the terms of this Agreement, including liabilities under statutes requiring notice as a prerequisite to the discharge of employees if Lessee terminates this Agreement, except claims based upon Manager’s gross negligence or willful misconduct or actions beyond the authority granted to Manager by this Agreement.
     9.02. Indemnification of Lessee. Manager will defend, indemnify, and hold Lessee harmless from and against all claims that arise on account of Manager’s gross negligence, willful misconduct, or action beyond the authority granted to Manager by this Agreement.
Island Hospitality Management II, Inc.
Hotel Management Agreement
(Hotel Name)

Exhibit 10.9
     9.03. Indemnified Parties. The indemnities contained in this Article 9 will run to the benefit of both Manager and Lessee, and the directors, officers, partners, agents, and employees of Lessee and Manager and of their Affiliates.
ARTICLE 10
CONDEMNATION
     10.01. Definitions Regarding Condemnation.
     (A) “Condemnation” means a Taking resulting from (1) the exercise of any governmental power, whether by legal proceedings or otherwise, by a Condemnor, and (2) a voluntary sale or transfer by Lessee and/or its Lessor or other related entity to any Condemnor, either under threat of condemnation or while legal proceedings for condemnation are pending.
     (B) “Date of Taking” means the date the Condemnor has the right to possession of the property being condemned.
     (C) “Award” means all compensation, sums or anything of value awarded paid or received on a total or partial Condemnation.
     (D) “Condemnor” means any public or quasi-public authority, or private corporation or individual, having the power of Condemnation.
     (E) “Taking” means a taking or voluntary conveyance during the term of this Agreement of all or a part of the Hotel, or any interest therein, or right accruing thereto or use thereof, as the result of, or in settlement of, any Condemnation or other eminent domain proceeding affecting the Hotel whether or not the same shall have actually been commenced.
     10.02. Parties’ Rights and Obligations. If during the Term there is any Condemnation of all or any part of the Hotel, the rights and obligations of Lessee and Manager shall be determined by this Article 10.
     10.03. Total Taking. If title to the fee of the whole, or substantially all, of the Hotel is condemned by any Condemnor, this Agreement shall cease and terminate as of the Date of Taking by the Condemnor. If title to the fee of less than the whole of the Hotel is so taken or condemned, which nevertheless renders the Hotel Unsuitable or Uneconomic for its Primary Intended Use, Lessee and Manager shall each have the option, by notice to the other, at any time prior to the Date of Taking, to terminate this Agreement as of the Date of Taking. Upon such date, if such notice has been given, this Agreement shall thereupon cease and terminate. If this Agreement terminates pursuant to this Section 10.03, Manager will comply with the provisions of Section 5.05, and Lessee shall be solely entitled to any Award, subject to Manager’s right to seek an award from the condemning authority for its loss of business interest only, if such separate claim is permitted. In the event the Condemnor does award Manager for such loss, Manager shall only be entitled to retain that portion of the Award which is necessary to compensate Manager for its lost Base and Incentive Fees. Manager shall promptly remit any additional amount to Lessee. In the event any jurisdiction would permit both Manager and Lessee to seek an award for their loss of business interests (respectively), this section shall not prohibit Lessee from making a separate claim therefor.
     10.04. Partial Taking. If title to less than the whole of the Hotel is condemned, and the Hotel is still suitable for its Primary Intended Use, and not Uneconomic for its Primary Intended Use, or if Manager or Lessee is entitled but neither elects to terminate this Agreement as provided in Section 10.03 above, Lessee at its cost shall with all reasonable dispatch, but only to the extent of any condemnation awards available to Lessee, restore the untaken portion of the Hotel so that it constitutes a complete architectural unit of the same general character and condition (as nearly as may be possible under the circumstances) as existed immediately prior to the Condemnation. If the Award is not adequate to restore the Hotel to that condition, each of Lessee and Manager shall have the right to terminate this Agreement, without in any way affecting
Island Hospitality Management II, Inc.
Hotel Management Agreement
(Hotel Name)

Exhibit 10.9
any other management agreements in effect between Lessee and Manager, by giving notice to the other. Upon the date set forth in such notice, this Agreement shall thereupon cease and terminate, Manager will comply with the provisions of Section 5.05, and Lessee shall be solely entitled to any Award, subject to Manager’s right to seek an award from the Condemnor for its loss of business interest only, if such separate claim is permitted. In the event the Condemnor does award Manager for such loss, Manager shall only be entitled to retain that portion of the Award which is necessary to compensate Manager for its lost Management Fees. Manager shall promptly remit any additional amount to Lessee. In the event any jurisdiction would permit both Manager and Lessee to seek an award for their loss of business interests (respectively), this section shall not prohibit Lessee from making a separate claim therefor.
     10.05. Temporary Taking. If the whole or any part of the Hotel is condemned by any Condemnor for its temporary use or occupancy, which nevertheless renders the Hotel Unsuitable or Uneconomic for its Primary Intended Use, Lessee and Manager shall each have the option, by notice to the other, at any time prior to the Date of Taking, to terminate this Agreement as of the Date of Taking. Upon such date, if such notice has been given, this Agreement shall thereupon cease and terminate. If this Agreement terminates pursuant to this Section 10.05, Manager will comply with the provisions of Section 5.05, and Lessee shall be solely entitled to any Award, subject to Manager’s right to seek an award from the Condemnor for its loss of business interest only, if such separate claim is permitted. In the event the Condemnor does award Manager for such loss, Manager shall only be entitled to retain that portion of its condemnation award which is necessary to compensate Manager for its lost Management Fees. Manager shall promptly remit any additional amount to Lessee. In the event any jurisdiction would permit both Manager and Lessee to seek an award for their loss of business interests (respectively), this section shall not prohibit Lessee from making a separate claim therefor. If, however, the whole or any part of the Hotel is condemned by any Condemnor for its temporary use or occupancy, and the Hotel is still suitable for its Primary Intended Use, and not Uneconomic for its Primary Intended Use, this Agreement shall not terminate by reason thereof. Except only to the extent that Manager may be prevented from so doing pursuant to the terms of the order of the Condemnor, Manager shall continue to perform and observe all of the other terms, covenants, conditions and obligations hereof on the part of Manager to be performed and observed, as though such Condemnation had not occurred. Lessee covenants that upon the termination of any such period of temporary use or occupancy it will, at its sole cost and expense, restore the Hotel as nearly as may be reasonably possible to the condition in which the same was immediately prior to such Condemnation, but only to the extent of the Award available to Lessee, unless such period of temporary use of occupancy extends beyond the expiration of the Term, in which case Lessee shall not be required to make such restoration.
     10.04. Award Proceeds. In the event of any Condemnation as in this Article described, the amount of any Award made for such Condemnation and available to Lessee, to the extent required to make all payments required under Section 7.01 herein, shall be deposited in the Hotel Accounts and disbursed by Manager, with the balance to be retained by Lessee.
     10.05. Limitation on Manager Claims. Notwithstanding anything to the contrary in this Article 10, Manager’s right to assert any claim or collect any Condemnation proceeds shall be allowed only if the same does not reduce the amount of such Condemnation proceeds otherwise payable to any third party lender with a secured interest in the Hotel.
ARTICLE 11
CASUALTY
     11.01. Insurance Proceeds. Subject to the provisions of Section 8.03(D) with respect to loss of income insurance and Section 11.05 below and the terms of any mortgage, all proceeds payable by reason of any loss or damage to the Hotel, or any portion thereof, insured under any policy of insurance required by Section 8.03(A) through (C) and (F) above shall be settled or compromised by and paid to Lessee and held in trust by Lessee in an interest-bearing account, shall be made available, if applicable, for reconstruction or repair, as the case may be, of any damage to or destruction of the Hotel, or any portion thereof, and, if applicable, shall be paid out by Lessee from time to time for the reasonable costs of such reconstruction or repair upon terms specified in this Agreement and such other reasonable terms and conditions specified by Lessee consistent
Island Hospitality Management II, Inc.
Hotel Management Agreement
(Hotel Name)

Exhibit 10.9
with the disbursement procedures for a construction loan of similar size and scope. Any excess proceeds of insurance remaining after the completion of the restoration or reconstruction of the Hotel shall be paid to Lessee. If neither Lessee nor Manager is required or elects to repair and restore, and this Agreement is terminated as described in Section 11.02 below, all such insurance proceeds shall be retained by Lessee. All salvage resulting from any risk covered by insurance shall belong to Lessee.
     11.02. Reconstruction — Damage or Destruction Covered by Insurance.
     (A) Except as provided in Section 11.05 below, if during the Term the Hotel is totally or substantially destroyed by a risk covered by the insurance described in Article 8 above and the Hotel thereby is rendered Unsuitable for its Primary Intended Use, Lessee shall, at Lessee’s option, either (1) restore the Hotel to substantially the same condition as existed immediately before the damage or destruction and otherwise in accordance with the terms of this Agreement, but only to the extent of insurance proceeds available to Lessee, or (2) terminate this Agreement by written notice thereof to Manager. If Lessee elects restoration of the Hotel, the insurance proceeds shall be paid out by Lessee from time to time for the reasonable costs of such restoration upon satisfaction of reasonable terms and conditions, and any excess proceeds remaining after such restoration shall be paid to Lessee.
     (B) Except as provided in Section 11.05 below, if during the Term the Hotel is partially destroyed by a risk covered by the insurance described in Article 8 above, but the Hotel is not thereby rendered Unsuitable for its Primary Intended Use, Lessee (with the cooperation of Manager) shall restore the Hotel to substantially the same condition as existed immediately before the damage or destruction and otherwise in accordance with the terms of this Agreement, but only to the extent of insurance proceeds available to Lessee. Such damage or destruction shall not terminate this Agreement. However, if, under this Section 11.02 (B), Lessee cannot within a reasonable time obtain all necessary government approvals, including building permits, licenses and conditional use permits, after diligent efforts to do so, to perform all required repair and restoration work and to operate the Hotel for its Primary Intended Use in substantially the same manner as that existing immediately prior to such damage or destruction and otherwise in accordance with the terms of this Agreement, Lessee may (a) give Manager written notice of termination of this Agreement or (b) restore the Hotel using the proceeds of insurance. If Lessee restores the Hotel, the insurance proceeds shall be paid out by Lessee from time to time for the reasonable costs of such restoration, and any excess proceeds remaining after such restoration shall be paid to Lessee.
     11.03. Reconstruction — Damage or Destruction not Covered by Insurance. Except as provided in Section 11.06 below, if during the Term the Hotel is totally or substantially destroyed by a risk not covered by the insurance described in Article 8 above, whether or not such damage or destruction renders the Hotel Unsuitable for its Primary Intended Use, Lessee at its option shall either (a) restore the Hotel to substantially the same condition it was in immediately before such damage or destruction and such damage or destruction shall not terminate this Agreement, or (b) terminate this Agreement. If Lessee terminates this Agreement, Manager will comply with the provisions of Section 5.05.
     11.04. Abatement. Any damage or destruction due to casualty notwithstanding, this Agreement shall remain in full force and effect provided that the obligation of Manager to make payments and to pay all other charges required hereunder shall abate during the period required for the applicable repair and restoration.
     11.05. Damage Near End of Term. Notwithstanding any provisions of Section 11.02 or 11.03 appearing to the contrary, if damage to or destruction of the Hotel rendering it unsuitable for its Primary Intended Use occurs during the last 4 months of the Term, then Lessee shall have the right to terminate this Agreement by giving written notice to Manager within thirty (30) days after the date of damage or destruction, whereupon.
Island Hospitality Management II, Inc.
Hotel Management Agreement
(Hotel Name)

Exhibit 10.9
ARTICLE 12
DEFAULT
     12.01. Events of Default by Manager. If any one or more of the following events (each, a “Manager Default”) occurs, then, and in any such event, Lessee may exercise one or more remedies available to it herein or at law or in equity, including but not limited to its right to terminate this Agreement in accordance with the terms hereof, provided, however, that any such termination shall only be effective following sixty (60) days’ prior written notice or such longer period as may be required for the parties to comply with applicable employment laws (including without limitation the Worker Adjustment and Retraining Notification Act of 1990, as the same may be amended from time to time, or any applicable state counterpart thereto):
     (A) If Manager fails to observe or perform any term, covenant or condition of this Agreement and such failure is not cured by Manager within a period of thirty (30) days after receipt by Manager of notice thereof from Lessee, unless such failure cannot with due diligence be cured within a period of thirty (30) days, in which case Manager shall have an additional reasonable period of time to cure such breach provided Manager proceeds promptly and with due diligence to cure the failure and diligently completes the curing thereof; provided, however, that a failure of Manager to observe or perform any covenant contained in Section 1.04 hereof which causes Manager to forfeit its status as an “eligible independent contractor” shall result in an immediate Manager Default, and there shall be no cure period applicable thereto; or
     (B) If Manager shall file a petition in bankruptcy or reorganization for an arrangement pursuant to any federal or state bankruptcy law or any similar federal or state law, or shall be adjudicated a bankrupt or shall make an assignment for the benefit of creditors or a shall admit in writing its inability to pay its debts generally as they become due, or if a petition or answer proposing the adjudication of Manager as a bankrupt or its reorganization pursuant to any federal or state bankruptcy law or any similar federal or state law shall be filed in any court and Manager shall be adjudicated a bankrupt and such adjudication shall not be vacated or set aside or stayed within sixty (60) days after the entry of an order in respect thereof, or if a receiver of Manager or of the whole or substantially all of the assets of Manager shall be appointed in any proceedings brought by Manager or if any such receiver, trustee or liquidator shall be appointed in any proceeding brought against Manager shall not be vacated or set aside or stayed within sixty (60) days after such appointment; or
     (C) If Manager is liquidated or dissolved, or begins proceedings toward such liquidation or dissolution, or, if Manager in any manner, permits the sale or divestiture of substantially all of its assets; or
     (D) If the interest of Manager in this Agreement or any part thereof or the majority ownership interest in Manager is voluntarily or involuntarily transferred, assigned, conveyed, levied upon or attached in any proceeding, except: (i) where Manager is contesting such lien or attachment in good faith in accordance with the express terms of this Agreement: (ii) such transfer or assignment is undertaken by Manager’s majority shareholder for estate planning purposes, or (iii) as otherwise expressly permitted herein;
     (E) If, except as a result of a total or substantial Condemnation or Casualty that renders the Hotel unsuitable for its Primary Intended Use, Manager (without the consent of Lessee) voluntarily ceases operations of the Hotel for a period in excess of twenty-four (24) hours; or
     (F) If an event of default has been declared by the Franchisor under the Franchise Agreement with respect to the Hotel as a result of any action or failure to act by Manager (other than a failure resulting from Lessee’s failure to provide adequate funds for the operation and maintenance of the Hotel) and Manager has failed, within thirty (30) days thereafter, to cure such default by curing the underlying default under the Franchise Agreement and paying all costs and expenses associated therewith, provided, however, that if Manager is in good faith disputing an assertion of default by the Franchisor or is proceeding diligently to cure such default, the thirty (30) day period shall be extended for such reasonable period of time as Manager continues during this period to dispute such default in good faith or diligently proceeds to cure such default; or
Island Hospitality Management II, Inc.
Hotel Management Agreement
(Hotel Name)

Exhibit 10.9
     12.02. Events of Default by Lessee. If Lessee fails to observe or perform any term, covenant or condition of this Agreement or the Franchise Agreement (including without limitation the obligation to provide funds required for the operation and maintenance of the Hotel) and such failure is not cured by Lessee within a period of thirty (30) days after receipt by Lessee of notice thereof from Manager, unless such failure cannot with due diligence be cured within a period of thirty (30) days, in which case it shall not be deemed a “Lessee Default” if Lessee proceeds promptly and with due diligence to cure the failure and diligently completes the curing thereof, then Manager may exercise one or more remedies available to it herein or at law or in equity, including, but not limited to its right to terminate this Agreement. Notwithstanding the forgoing, Lessee shall be afforded no more than five (5) business days from the date of any notice from Manager to replenish Working Capital in the Hotel Accounts, and Lessee’s failure to do so shall be Lessee Default without a cure period past or beyond said five (5) day period.
     12.03. Unavoidable Delay. No Manager Default or Lessee Default (other than a failure to make a payment of money) shall be deemed to exist during any time the curing thereof is prevented by an Unavoidable Delay, provided that upon the cessation of such Unavoidable Delay, Lessee or Manager, as the case may be, remedies Event of Default or Lessee’s Default without further delay.
ARTICLE 13
DEFINITIONS
     Affiliate means, with regard to any entity, (a) any entity that, directly or indirectly, controls or is controlled by or is under common control with such entity, (b) any other entity that owns, beneficially, directly or indirectly, more than fifty percent (50%) of the outstanding capital stock, shares or equity interests of such entity, or (c) any officer, director, partner or trustee of such entity or any entity controlling, controlled by or under common control with such entity (excluding trustees and Persons serving in similar capacities who are not otherwise an Affiliate of such entity).
     Annual Plan has the meaning contained in Section 3.01.
     Commencement Date means the date contained on Schedule I.
     CPI means the “Consumer Price Index” published by the Bureau of Labor Statistics of the United States Department of Labor, U.S. City Average, All Items for Urban.
     Employees has the meaning contained in Section 2.02.
     Excluded Revenues means (i) gratuities, or payments in the nature of gratuities, which Manager is obligated to pay over to employees; (ii) sales taxes, excise taxes, gross receipt taxes, admission taxes, entertainment taxes, tourist taxes or other similar taxes, (iii) proceeds from the sale or refinancing of the Hotel, (iv) abatement of taxes, and (v) proceeds of insurance, except business interruption insurance.
     Fixed Costs mean                                                             .
     Franchise Agreement means the franchise agreement identified in Schedule I.
     Franchisor means the hotel franchise company identified in Schedule I.
     Franchise Costs means expenditures for compliance with the requirements of the Franchise Agreement, including without limitation payment of franchise fees, marketing contributions, and reservation system fees, but excluding the cost of compliance with Franchisor’s operating standards requiring Capital Replacements.
     GAAP means U.S. generally accepted accounting principles.
     Gross Revenues means all revenues of the Hotel and all its uses of every nature and kind regardless of source, excluding Excluded Revenues. By way of illustration but not limitation, Gross Revenues will include:
Island Hospitality Management II, Inc.
Hotel Management Agreement
(Hotel Name)

Exhibit 10.9
     (A) The amount received as payment for the use and occupancy of all guest rental units;
     (B) The amount received as payment for the use and occupancy of all meeting rooms, banquet function rooms, and public areas;
     (C) All revenues derived from the sale of food and other edibles in restaurants, lounges, meeting rooms, banquets, guest rooms and any other location at the Hotel;
     (D) All revenues derived from the sale of liquor, beverages, and other potables in restaurants, lounges, meeting rooms, banquets, guest rooms, and any other location at the Hotel;
     (E) All revenues derived from the use of telephones or Internet Service in guest rooms or in public areas;
     (F) All revenues derived from leases, site licenses, subleases, concessions, vending, valet services, swimming pool memberships, banquet extras, movies, or income of a similar or related nature; and
     (G) Proceeds of business interruption insurance.
     Hotel means the hotel described on Schedule I.
     Hotel Account(s) has the meaning contained in Section 4.01.
     Lessee means the entity identified on Schedule I or its successors.
     Manager means Island Hospitality Management, II Inc. or its successor.
     Net Operating Income means ___.
     Operating Equipment means all china, glassware, linens, silverware, uniforms and similar items used in, or held in storage for use in (or if the context so dictates, required in connection with), the operation of the Hotel.
     Operating Expenses means any and all amounts paid or expenses incurred in connection with the operation of the Hotel, as determined in accordance with GAAP or the Uniform System of Accounts for Hotels, excluding taxes (other than the sales and use and payroll taxes described below), interest, principal, and other payments on any debt or other obligation for borrowed money, including debt service on any mortgage debt, and non-cash items such as depreciation (which excluded items shall be paid directly by Lessee). By way of illustration but not limitation, Operating Expenses include:
     (A) Salaries, wages, payroll taxes, bonuses and employee benefits and payroll processing fees.
     (B) Legal, accounting and other professional fees.
     (C) Fees for licenses and permits.
     (D) Costs of Operating Supplies including sales and use taxes imposed thereon.
     (E) Costs of Operating Equipment including sales and use taxes imposed thereon.
     (F) Franchise Costs.
     (G) Department expenses not otherwise itemized above directly related to rooms, food, beverage, telephone, and other segregated outlets.
Island Hospitality Management II, Inc.
Hotel Management Agreement
(Hotel Name)

Exhibit 10.9
     (H) Expenses not attributed to a specific department in the ordinary course and not otherwise itemized above including administrative and general; advertising, sales and promotion; heat, light and power; and repairs and maintenance (but not of Capital Replacements).
     (I) The Base Management Fee and Accounting Fee.
     Operating Expenses shall not include any items which are deemed to be capital expenditures under GAAP or the Uniform System of Accounts. Lessee and Manager agree to mutually develop in good faith a capital expenditure policy for the Hotel.
     Operating Supplies means consumable items used in or held in storage for use in (or if the context so dictates, required in connection with), the operation of the Hotel, including but not limited to food and beverages, fuel, soap, cleaning material, matches, stationery and other similar items.
     Operating Year means each twelve month period commencing on the first day of January (except for the first year, which will commence on the Commencement Date), and ending on the subsequent December 31 (except for the last year which will end on the date of termination, whether by expiration or termination).
     Unavoidable Delays means delays due to strikes, lock-outs, labor unrest, inability to procure materials, power failure, acts of God, governmental restrictions, enemy action (including terrorist activities), civil commotion, fire, unavoidable casualty or other similar causes beyond the control of the party responsible for performing an obligation hereunder, provided that lack of funds shall not be deemed a cause beyond the control of either party hereto unless such lack of funds is caused by the failure of the other party hereto to perform any obligations of such party under this Agreement or any guaranty of this Agreement.
     Uneconomic for its Primary Intended Use means a state or condition of the Hotel such that, in the good faith judgment of Lessee and Manager, reasonably exercised, the Hotel cannot be operated on a commercially practicable basis for hotel purposes and such other uses as may be necessary or incidental thereto, taking into account, among other relevant factors, the number of usable rooms and projected revenues and expenses.
     Uniform System of Accounts means the Uniform System of Accounts for Hotel (Tenth Revised Edition, 2007) as revised from time to time.
     Unsuitable for its Primary Intended Use means a state or condition of the Hotel such that, in the good faith judgment of Lessee and Manager, reasonably exercised, due to casualty damage or loss through Condemnation, the Hotel cannot function as an integrated hotel facility consistent with standards applicable to a well maintained and operated hotel.
ARTICLE 14
GENERAL PROVISIONS
     14.01. Estoppel Certificates. Lessee and Manager each, upon at least ten (10) days’ notice, will execute and deliver to the other, and to any third party having, or about to have, a bona fide interest in the Hotel, a written certificate stating that this Agreement is unmodified and in full force and effect, or if not, stating the details of any modification, and stating that as modified it is in full force and effect, the date to which payments have been paid, and whether there is any existing default on the part of the other.
     14.02. Dispute Resolution. Any controversy or claim arising out of or relating to this Agreement or rights and obligations of the parties hereunder, including the breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules. All arbitrations shall be held in Palm Beach, Florida and heard by a single arbitrator with experience in hotels and lodging. This Agreement and the rights and obligations of the parties hereunder shall be governed exclusively by the laws of the State of Maryland. All costs of arbitration shall be paid by the losing party, including any and all attorney’s fees. Subject to the provisions of paragraph 6 above, the award rendered by the arbiter or arbiters shall be final and binding upon the parties, and judgment may be entered and enforced in any court having competent jurisdiction.
Island Hospitality Management II, Inc.
Hotel Management Agreement
(Hotel Name)

Exhibit 10.9
     14.03. No Partnership, Joint Venture, or Agency. Nothing contained in this Agreement will be construed to be or create a partnership or joint venture between Lessee, any affiliate of Lessee, its successors or assigns, on the one part, and Manager, any affiliate of Manager, its successors and assigns, on the other part. Manager shall be deemed to be an independent contractor of Lessee for purposes of this Agreement and not an agent. Manager shall not be Lessee’s fiduciary, nor shall Manager owe Lessee a fiduciary duty. Notwithstanding the foregoing, Manager may execute certain Operating Contracts on behalf of Lessee as provided herein as Lessee’s duly authorized representative.
     14.04. Modifications and Changes. This Agreement cannot be changed or modified except by another agreement in writing signed by the party sought to be charged therewith.
     14.05. Entire Agreement. This Agreement constitutes all of the understandings and agreements of whatsoever nature or kind existing between the parties with respect to Manager’s management of the Hotel and supersedes any and all prior understandings and agreements, written or oral.
     14.06. Headings. The section headings contained herein are for convenience or reference only and are not intended to define, limit, or describe the scope or intent of any provisions of this Agreement.
     14.07. Survival. Any covenant, term or provision of this Agreement which, in order to be effective, must survive the termination of this Agreement, will survive any such termination.
     14.08. Waivers. No failure by Manager or Lessee to insist upon the strict performance of any covenant, agreement, term, or condition of this Agreement, or to exercise any right or remedy consequent upon the breach of this Agreement will constitute a waiver of any breach or any subsequent breach of the covenant, agreement, term, or conditions. No covenant, agreement, term, or condition of this Agreement and no breach of this Agreement will be waived, altered, or modified, except by written instrument. No waiver of any breach will affect or alter this Agreement, but each and every covenant, agreement, term and condition of this Agreement will continue in full force and effect with respect to any other then existing or subsequent breach.
     14.09. Notices. Except as otherwise provided in this Agreement, all notices required or permitted to be given hereunder, or which are to be given with respect to this Agreement, will be in writing sent by registered or certified mail, postage prepaid, return receipt requested, by a reputable overnight delivery service such as Federal Express, or by facsimile transmission, provided that a simultaneous copy of the faxed notice is sent via overnight delivery, addressed to the party to be so notified as set forth on Schedule I. Any notice will be deemed delivered when received or receipt thereof is rejected. Notices may also be delivered by hand, or by special courier, if, in either case, receipt is acknowledged by the addressee. Any notice delivered by hand, or by special courier, will be deemed delivered when received. Either party may at any time change the addresses for notices by written notice to the other party.
     14.10. Binding Effect. This Agreement will be binding upon and will inure to the benefit of the successors in interest and the assigns of the parties hereto, provided that no assignment, transfer, sale, pledge, encumbrance, mortgage, lease or sublease by or through Manager or by or through Lessee, as the case may be, in violation of the provisions of this Agreement, will vest any rights relative to this Agreement in the assignee, transferee, purchaser, secured party, mortgagee, pledgee, lessee, sublessee, or occupant, or will diminish, reduce or release the obligations of the parties hereto.
     14.11. Consents and Approvals. Unless otherwise expressly stated herein, wherever this Agreement calls for a party to obtain the consent or approval of the other party, the same shall not be unreasonably conditioned, withheld or delayed.
     14.12. Confidentiality. Manager and Lessee agree that the contents of this Agreement will not be disclosed to any other individual or entity (except as directed by law or judicial order), provided that either
Island Hospitality Management II, Inc.
Hotel Management Agreement
(Hotel Name)

Exhibit 10.9
party may disclose the contents of this Agreement to (i) its Affiliates, its partners and limited partners, and/or shareholders and directors, attorneys, accountants, investment bankers, and other professional advisors; (ii) individuals or entities providing, or proposing to provide, financing to Lessee; and (iii) the Securities and Exchange Commission (“SEC”) if and to the extent required by applicable SEC rules.
     14.13. Conflicts. In the event of any conflicts between the terms of this Agreement and the Franchise Agreement, the terms of this Agreement shall control as between the Parties.
     14.14. Third-Party Beneficiary. None of the obligations of this Agreement of either party will run to or be enforceable by any party other than the party to this Agreement or its assignee pursuant to the terms of this Agreement. Lessee is expressly authorized to assign its rights under this Agreement to any mortgagee of the Hotel.
     14.15. Subordination. This Agreement and all of the rights and benefits of Manager hereunder are, and shall be subject and subordinate to the Lease and any mortgage, deed of trust or ground lease which now or hereafter encumbers the Hotel or the land upon which it is situated or the leasehold estate created by the Lease. This subordination provision shall be self-operative and no other or further instrument of subordination shall be required; Manager agrees, however, within ten (10) days’ of a request by Lessee or any lender or ground lessor, duly to execute and deliver any reasonable subordination agreement, estoppel certificate, or similar legal instrument requested by such party to evidence and confirm: (i) the subordination effected under this Section 14.15, including without limitation Manager’s acknowledgment that its real estate interest in and to the Hotel, if any, created by this Agreement is subordinate to the Lease and any mortgage, deed of trust, or ground lease encumbering the Hotel or the land upon which it is situated or the leasehold estate created by the Lease; or (ii) any other such information, confirmation, or representation as may reasonably be required by the party requesting the same. Notwithstanding the foregoing, nothing in this Section 14.15 or in any document executed by Manager pursuant hereto shall affect, modify, diminish, or compromise the obligations of Lessee as set forth herein.
     14.16. Time of the Essence. Time is of the essence of this Agreement.
     14.17. Liquor License. To the extent permitted by law, upon any sale of the Hotel to a third-party, Manager shall make reasonable efforts to endeavor to provide an interim liquor licenses for up to one hundred eighty (180) days to the purchaser of the Hotel (or to a third-party designated by such purchaser), provided that Manager may condition such provision on its receipt of market standard fees and a commercially reasonable indemnity from such purchaser with respect to such claims as may arise in connection with the purchaser’s sale of liquor from Hotel premises. Manager’s foregoing obligation to provide an interim liquor license upon any sale of the Hotel shall continue regardless of whether Manager or Lessee terminates this Agreement.
     14.18. Cooperation with Third Parties. Manager shall provide Lessee with reasonable assistance and cooperation in connection with Lessee’s negotiations with Franchisor, any current or prospective lender for the Hotel, or any government agency with jurisdiction over the Hotel and its operations, provided that Manager’s material costs incurred in connection with such assistance and cooperation shall be billed to the Hotel as an Operating Expense. Moreover, Manager shall not undertake any actions that would impair Lessee’s relationships with such parties.
     14.19. Counterparts. This Agreement may be signed in one or more counterparts, which, when taken together, constitute the entire Agreement.
{signatures appear on following page}
Island Hospitality Management II, Inc.
Hotel Management Agreement
(Hotel Name)

Exhibit 10.9
     IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed, all as of the day and year specified on Schedule I.

LESSEE:	MANAGER:

##	Island Hospitality Management II, Inc.

By:	By:

Name:	Name:

Title:	Title:

Island Hospitality Management II, Inc.
Hotel Management Agreement
(Hotel Name)

SCHEDULE I
Terms of Agreement

1.	DESCRIPTION OF HOTEL:		{name}

{address}

{city, state, zip}

2.	DATE OF AGREEMENT:	_____________________ ___, 2010

3.	LEASE:	{parties and date}

4.	FRANCHISE AGREEMENT:	{parties and date}

5.	TERM:

	INITIAL TERM COMMENCEMENT DATE:		_____________________ ___, 2010
	FIRST EXTENSION TERM COMMENCEMENT DATE:		_____________________ ___, 2015 (if applicable)
	SECOND EXTENSION TERM COMMENCEMENT DATE:		_____________________ ___, 2020 (if applicable)

5.	AGREEMENT LIMITATIONS (per Section 3.04):

	Maximum Amount:	Fifty Thousand Dollars ($50,000)
	Time Period:	One (1) Year

6.	MINIMUM BALANCE:	## TBD##

7.	ACCOUNTING FEE:	$1,000

8.	BASE MANAGEMENT FEE: Three percent (3%) of Gross Revenues

9.	RETURN THRESHHOLD: _________

10.	INCENTIVE MANAGEMENT FEE: Ten percent (10%) of the Hotel’s Net Operating Income less Fixed Costs, Base Management Fees, and the Return Threshold, provided that the Incentive Management Fee shall be capped at one percent (1%) of Gross Revenues for any given year of the Term.

11.	NOTICES:
Island Hospitality Management II, Inc.
Hotel Management Agreement
(Hotel Name)
Schedule I

Exhibit 10.9
SCHEDULE II
Management Services Included in Management Fee
PROPERTY LEVEL
1.	Establish staffing requirements;
2.	Select key employees and department heads;
3.	Provide property level training;
4.	Establish rates and charges for the goods and services to be sold by the Hotel;
5.	Implement sales and marketing strategies;
6.	Supervise property operations; and
7. Maintain the Hotel in good order, repair, and condition;
HOME OFFICE
1.	Provide a regional director of operations to supervise property activities;
2.	Provide human resources management;
3.	Provide management information systems;
4.	Make available Manager’s legal staff to provide assistance in day-to-day property operations;
5.	Negotiate national vending contracts;
6.	Purchase all Operating Supplies and Equipment, and negotiate and sign purchase orders and service agreements on Lessee’s behalf as Lessee’s duly authorized representative.
7.	Pay all Operating Expenses incurred in the operation of the Hotel;
9.	Prepare a schedule of suggested insurance coverage and administer the purchase of insurance, if requested by Lessee; and
10.	Implement Manager’s standard administrative, accounting, budgeting, marketing, and operational policies and practices.
11.	Establish employment policies such as hiring policies, terms of employment, wage scales and vacation and benefit packages;
12. Perform accounting and revenue management services as detailed below.
ACCOUNTING SERVICES
1.	Prepare sales and use tax returns;
2.	Process accounts payable;
3.	Prepare monthly and yearly financial statements;
4.	Provide cash management services; and
5.	Process payroll and related payroll items.
Island Hospitality Management II, Inc.
Hotel Management Agreement
(Hotel Name)
Schedule II

Exhibit 10.9
SCHEDULE III
Sample Statement of Profit and Loss